Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No.001-41873) of our report dated May 15, 2026, relating to the consolidated balance sheets of Fenbo Holdings Company Limited and its subsidiaries (collectively, the “Company”) as of December 31, 2025 and 2024, and the consolidated statements of income and comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows for each of the three years period ended December 31, 2025 and the related notes.

/s/SR CPA & Co
SR CPA & Co
Hong Kong
May 15, 2026